UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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HI-TECH PHARMACAL CO., INC.

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HI-TECH PHARMACAL CO., INC.

369 Bayview Avenue

Amityville, New York 11701

SUPPLEMENT TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO

BE HELD ON DECEMBER 19, 2013

Dear Hi-Tech Pharmacal Co., Inc. Stockholders:

On or about November 12, 2013, Hi-Tech Pharmacal Co., Inc. (the “Company”, “Hi-Tech”, “we”, “us” or “our”) mailed to you a proxy statement dated November 7, 2013 (the “Proxy Statement”) in connection with the solicitation of proxies for use at its annual meeting of stockholders to be held on December 19, 2013 at 10:00 a.m., Eastern Standard Time, at our offices at 10 Edison Street, Amityville, New York 11701 (the “Meeting”). The Meeting is to be held for the following purposes, all as more specifically described in the Proxy Statement:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 26, 2013 with Akorn, Inc., a Louisiana corporation (“Akorn”), and Akorn Enterprises, Inc. (“Purchaser”), a Delaware corporation and wholly owned subsidiary of Akorn, pursuant to which Purchaser will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Akorn (the “Merger”), and to approve the transactions contemplated by the Merger Agreement, including the Merger;

2. To consider and vote on a non-binding, advisory proposal to approve certain compensation arrangements for certain of the Company’s executive officers (the “Named Executive Officers”) in connection with the Merger;

3. To approve a motion to adjourn or postpone the Meeting to another time and/or place for the purpose of soliciting additional proxies in favor of the proposal to adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger, if necessary;

4. To elect Messrs. David S. Seltzer, Reuben Seltzer, Martin M. Goldwyn, Yashar Hirshaut, M.D., Bruce W. Simpson, Anthony J. Puglisi and Jack van Hulst to the Board of Directors to serve, in the event the Merger is not completed until the 2014 Annual Meeting or in each case until his successor is duly elected or until his earlier resignation or removal;

5. To ratify the appointment of EisnerAmper LLP as the Company’s independent auditors for the fiscal year ending April 30, 2014;

6. To consider and vote on a non-binding advisory proposal to approve the compensation paid to the Company’s Named Executive Officers; and

7. To transact such other business as may properly come before the Meeting or any adjournment thereof.

This supplement (this “Proxy Statement Supplement”) updates the information contained in the Proxy Statement and contains the following supplemental disclosures to the Proxy Statement. These disclosures should be read in connection with the Proxy Statement, which should be read in its entirety. Defined terms used but not defined in this Proxy Statement Supplement have the meanings ascribed to such terms in the Proxy Statement.

The Merger has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the Merger or upon the adequacy or accuracy of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

This Proxy Statement Supplement is dated November 26, 2013 and is first being mailed to stockholders on or about December 2, 2013.

Important Notice Regarding The Availability of Proxy Materials for the Stockholders’ Meeting to be Held on December 19, 2013. Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. The enclosed Proxy Statement Supplement, as well as the Proxy Statement, proxy card and accompanying 2013 annual report are available on the Internet at https://materials.proxyvote.com/42840B.

Litigation Involving the Merger

A putative class action lawsuit was filed in the Court of Chancery of the State of Delaware on August 30, 2013, captioned Karant v. Hi-Tech Pharmacal Co., Inc., et al., C.A. No. 8854-VCP, alleging, among other things, that Hi-Tech and Hi-Tech’s board of directors breached their fiduciary duties and that Akorn aided and abetted the alleged breaches. The Karant complaint seeks, among other things, injunctive relief enjoining the defendants from completing the Merger and directing the defendants to account to the plaintiff and the purported class for damages allegedly sustained, and an award of fees, expenses and costs.

In addition, a putative class action lawsuit was filed in Suffolk County, New York, captioned Wackstein v. Hi-Tech Pharmacal Co., Inc., et al., Index No. 063450/2013 similarly alleging, among other things, that Hi-Tech and Hi-Tech’s board of directors breached their fiduciary duties and that Akorn aided and abetted the alleged breaches. The Wackstein complaint seeks, among other things, injunctive relief enjoining the defendants from completing the Merger and directing the defendants to account to the plaintiff and the purported class for damages allegedly sustained, and an award of fees, expenses and costs.

The defendants believe these lawsuits are without merit but in order to avoid the costs, risks and uncertainties inherent in litigation and to allow stockholders to vote on the proposal to adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger, at the scheduled Meeting, Hi-Tech, Akorn and the other defendants have entered into a memorandum of understanding with plaintiffs’ counsel in connection with the Karant and Wackstein actions, which we refer to as the “Memorandum of Understanding”, pursuant to which Hi-Tech, Akorn, the other named defendants and Wackstein have agreed to dismiss the Wackstein action with prejudice and pursuant to which Hi-Tech, Akorn, the other named defendants and Karant have agreed to settle the Karant action subject to court approval. If the Delaware court approves the settlement, the Karant action will likewise be dismissed with prejudice.

In the Memorandum of Understanding, Hi-Tech has agreed to provide certain additional information to the stockholders of Hi-Tech through the transmission of this Proxy Statement Supplement. Without admitting in any way that the disclosures below are material or otherwise required by law, the Proxy Statement is hereby supplemented with the additional disclosures set forth below.

SUPPLEMENTAL DISCLOSURES

Without admitting in any way that the disclosures below are material or otherwise required by law, the Proxy Statement is hereby supplemented with the following additional disclosures:

Under the caption “The Merger—Background of the Merger,” beginning on page 22, the Proxy Statement is supplemented with the addition of the following paragraphs:

On April 17, 2013 Mr. David Seltzer and Mr. William Peters held an introductory meeting with investment bankers from JPMorgan and discussed various financing and acquisition alternatives. JPMorgan was not representing any specific company in connection with this meeting.

On July 30, 2013 the Board discussed the recent developments in the sale process. The Board directed Nomura to expedite the due diligence process with Akorn and with Party J. The Board also directed Nomura to inform Akorn that the Board would not agree to exclude a “go-shop” provision at this time and that the Board was seeking a higher price in the $42 to $43 per share range. Based upon this direction, Nomura informed Akorn that the Board was seeking a price closer to Akorn’s original initial indication of interest.

Under the caption “The Merger—Background of the Merger,” beginning on page 22, the Proxy Statement is supplemented with the addition of the following language to an existing paragraph (supplemental language is underlined):

Late in the day on August 19, 2013 the Company advised Akorn of a favorable development with respect to a proposed licensing arrangement with respect to a Company product (which subsequently was entered into after the execution of the Merger Agreement) and stated a desire to further discuss the valuation of the Company in view of this development. Akorn responded that they would continue discussions with respect to a merger and discuss the product development only if the Company entered into a one-week exclusive negotiation agreement. The proposed licensing agreement was subsequently entered into on August 28, 2013. In view of the state of Akorn’s firm offer, the failure of Party J to move forward and provide a mark-up of the merger agreement, the delays likely to result in connection with Party J’s request to have a consultant inspect the Company’s facilities and the risk that delays to accommodate Party J would endanger Akorn’s firm offer, Party J was not informed of the favorable development with respect to the proposed licensing arrangement.

Under the caption “The Merger—Summary of the General Financial Forecasts,” beginning on page 37, the Proxy Statement is supplemented with the addition of information to an existing table (supplemental language is underlined):

Summary of the general financial forecasts

(dollars in millions)

	Fiscal Year
	2014	2015	2016	2017
Total Net Revenue	$252.6	$287.9	$317.8	$328.2
EBITDA	65.3	84.0	102.6	107.6
Net Income	30.6	46.2	56.0	58.4
Capital Expenditures and Milestone Payments	14.6	30.7	26.4	11.4
Increase in Net Working Capital	7.1	12.4	10.5	3.6
Unlevered Free Cash Flow	25.8	17.7	37.7	63.3

EBITDA, as presented above, may be considered a non-GAAP financial measure. The Company provided this information to certain parties that executed a confidentiality agreement with the Company because the Company believed it could be useful in evaluating, on a prospective basis, the Company’s potential operating performance and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies. The following table reconciles Net Income to EBITDA.

	Fiscal Year
	2014	2015	2016	2017
Net Income	$30.6	$46.2	$56.0	$58.4
Plus:
Income Tax Provision	15.4	23.3	28.2	29.4
Interest Expense	0.3	0.2	—	—
Non-Recurring Charges for Legal Contingencies	7.3	—	—	—
Depreciation and Amortization	12.1	14.7	18.9	20.4
Less:
Interest Income and Other	(0.4)	(0.4)	(0.5)	(0.6)
EBITDA	$65.3	$84.0	$102.6	$107.6

Under the Discounted Cash Flow Anlaysis (page 40) within the section captioned “The Merger—Opinion of Nomura Securities International, Inc., Financial Advisor to the Board” beginning on page 39, the Proxy Statement is supplemented with the addition of the following language to an existing paragraph (supplemental language is underlined):

For the Brand X Case, Nomura performed a discounted cash flow analysis of the Company’s Base Case unlevered free cash flows plus the incremental unlevered free cash flows forecast by Company management from a potential Brand X licensing agreement. Nomura calculated Base Case terminal values by applying a range of perpetuity growth rates of 0.0% to 2.0% to the Company’s fiscal year 2017 Base Case estimated unlevered free cash flow. Nomura calculated Brand X terminal value by applying a perpetuity growth rate of -5.0% as provided by Company management to the Company’s fiscal year 2020 Brand X estimated unlevered free cash flow, as adjusted. Management believes that this rate is appropriate because the product does not have any patent protection and thus will be subject to increasing competitive pressure over time. The unlevered free cash flows and terminal values were then discounted to present values using a range of discount rates from 11.0% to 13.0%. Based on these calculations, this analysis implied value ranges as shown on the table below:

Implied Per Share Value of Hi-Tech Common Stock
Brand X Case	$35.52 - $46.79
Brand X Case (THHSC Sensitivity)	$33.80 - $45.07

Under the Precedent Transactions Anlaysis (page 41) within the section captioned “The Merger—Opinion of Nomura Securities International, Inc., Financial Advisor to the Board” beginning on page 39, the Proxy Statement is supplemented with the addition of columns for “Year Announced” and “Implied EV/LTM EBITDA” to an existing table, as well as the addition of new language to existing paragraphs (supplemental language is underlined):

Nomura reviewed the following transactions:

Target	Acquirer	Year Announced	Implied EV/LTM EBITDA
Rosemont Pharmaceuticals	Perrigo Company	2013	9.5x
Par Pharmaceutical	TPG Capital	2012	8.1x
Fougera Pharmaceuticals	Novartis (Sandoz)	2012	8.8x
Anchen Pharmaceuticals	Par Pharmaceutical	2011	16.3x
Paddock Laboratories 1.	Perrigo Company	2011	10.2x
Qualitest Pharmaceuticals	Endo Pharmaceuticals	2010	NA
Andrx Corporation	Watson Pharmaceuticals	2006	12.6x
Alpharma Inc.	Actavis Group	2005	7.3x
Amide Pharmaceutical	Actavis Group	2005	10.5x
	Mean		10.4
	Median		9.9x

1.	Based on September 2011 LTM figures. Implied EV before deducting value of announced $95 million tax benefit. After deducting tax benefit, implied EV/EBITDA multiple is 8.4x.

For each of the transactions Nomura calculated and, to the extent information was publicly available, compared the enterprise value of each target company as a multiple of the target company’s earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, for the twelve months prior to the date that the relevant transaction was announced. Nomura observed, to the extent meaningful and available, that the multiples of enterprise value to LTM EBITDA (referred to as the EV/EBITDA multiple) for these transactions ranged from 7.3x to 16.3x. Based on the analysis of such metric for each transaction noted above, Nomura selected a representative range of multiples of the transactions of 8.0x to 10.0x and applied this range of multiples to the Company’s reported EBITDA for the year ended April 30, 2013. Based on these calculations, this analysis implied value ranges as shown on the table below:

Implied Per Share Value of Hi-Tech Common Stock
Unadjusted for THHSC Sensitivity	$33.29 - $39.55
Adjusted for THHSC Sensitivity	$31.57 - $37.83

No company or transaction utilized in the selected transactions analysis is identical to the Company or the Merger. In evaluating the selected transactions, Nomura made judgments and assumptions with regard to general business, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the business of the Company or the industry generally, industry growth and the absence of any adverse material change in the financial condition of the Company or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Mathematical analysis, such as determining the arithmetic mean or median, or the high or low, is not in itself a meaningful method of using selected transaction or company data and was provided for informational purposes only.

Under the Comparable Companies Anlaysis (page 42) within the section captioned “The Merger—Opinion of Nomura Securities International, Inc., Financial Advisor to the Board” beginning on page 39, the Proxy Statement is supplemented with the addition of information to an existing list of comparable companies, as well as the addition of new language to an existing paragraph (supplemental language is underlined):

Comparable Companies Analysis

Nomura reviewed and analyzed certain publicly available financial information, valuation multiples and market trading data relating to the following publicly traded companies with operations in the generic pharmaceuticals sector, which is the industry in which the Company operates:

	EV/EBITDA		P/E
	LTM	4/2014	LTM	4/2014
Teva Pharmaceutical Industries LTD	7.8x	7.8x	7.3x	7.5x
Mylan Laboratories Inc.	11.9x	9.7x	13.3x	11.8x
Hospira, Inc.	NM	11.4x	19.9x	19.3x
Taro Pharmaceutical Industries	6.3x	NA	NA	NA
Akorn, Inc.	17.7x	15.5x	NM	25.2x
Impax Laboratories, Inc.	7.8x	15.7x	15.1x	NM
Sagent Pharmaceuticals	19.4x	NM	NM	NM
Aceto Pharma Corporation	11.4x	9.4x	21.0x	16.5x
Lannett Company, Inc.	17.1x	14.7x	NM	29.9x
Mean	12.4x	12.0x	15.3x	18.4x
Median	11.6x	11.4x	15.1x	17.9x

Although none of the companies listed above are directly comparable to the Company, the companies were selected by Nomura for this analysis because they are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks and a size and scale of business, which Nomura considered similar to the Company for purposes of analysis. Nomura reviewed enterprise values of these companies, calculated as market value, based on reported fully-diluted common shares outstanding and closing stock prices on August 23, 2013, plus debt outstanding, preferred stock, and minority interest, less cash and cash equivalents, as multiples of latest 12 months and estimated one fiscal year forward (calendarized for the Company’s April 30 fiscal year-end) EBITDA, as adjusted for certain items. Nomura then applied a range of selected multiples of latest 12 months and one fiscal year forward EBITDA derived from the selected companies to the Company’s latest 12 months (as of April 30, 2013) and fiscal year ending April 30, 2014 EBITDA. Nomura observed, to the extent meaningful and available, that the multiples of enterprise value to EBITDA (referred to as the EV/EBITDA multiple) for these companies ranged from 6.3x to 19.4x for the twelve months ended April 30, 2013 and 7.8x to 15.7x for the twelve months ending April 30, 2014. Nomura also reviewed closing stock prices on August 23, 2013 of the selected companies as multiples of latest 12 months and estimated one fiscal year forward (calendarized for the Company’s April 30 fiscal year-end) earnings per share, as adjusted for certain items (“P/E multiples”). Nomura observed, to the extent meaningful and available, that the P/E multiples for these companies ranged from 7.3x to 21.0x for the twelve months ended April 30, 2013 and 7.5x to 29.9x for the twelve months ending April 30, 2014. Nomura then applied a range of selected P/E multiples derived from the selected companies to the Company’s latest 12 months (as of April 30, 2013) and fiscal year ending April 30, 2014 earnings per share, as adjusted for certain items. Financial data for the Company were based on internal latest 12 months data and the Base Case projections prepared by the Company’s management. Financial data for the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information.

Under the caption “The Merger—Interests of the Company’s Directors and Named Executive Officers in the Merger,” beginning on page 47, the Proxy Statement is supplemented with the addition of the following paragraph:

Recently Mr. David Seltzer met informally with the Chief Executive Officer of Akorn, who indicated that Akorn may be interested in retaining Mr. Seltzer to provide transition assistance for a period after the closing of the Merger. No potential compensation was discussed, and no formal proposal has been made to Mr. Seltzer.

CAUTIONARY STATEMENT

CONCERNING FORWARD-LOOKING INFORMATION

This Proxy Statement Supplement contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 which may be identified by their use of words like “plans,” “expects,” “will,” “anticipates”, “intends,” “projects,” “estimates” or other words of similar meaning.

Forward-looking statements are based on certain assumptions and expectations of future events. We cannot guarantee that these assumptions and expectations are accurate or will be realized. These statements are not guarantees of future performance and involve a numbers of risks, uncertainties and assumptions. Many factors, including those discussed more fully in documents filed with the SEC by the Company, particularly under the heading “Risk Factors” in Part I, Item IA of the Company’s Form 10-K for the fiscal year ended April 30, 2013, filed with the SEC on July 11, 2013, in other of the Company’s filings with the SEC from time to time, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to:

•	uncertainties as to the timing of the closing of the Merger;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the possibility that various closing conditions for the transaction may not be satisfied or waived;

•	the failure of our stockholders to approve the Merger;

•	risks that the Company’s business will have been adversely impacted during the pendency of the transaction;

•	the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, suppliers, vendors, purchasing agents and other business partners;

•	risks that stockholder litigation in connection with the Merger Agreement may result in significant costs of defense, indemnification and liability; and

•	the possibility that competing offers will be made.

Any forward-looking statement made by us in this proxy statement supplement speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Except as required by applicable law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. The Company files reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investors Relations” section of our website at www.hitechpharm.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of the Proxy Statement or this Proxy Statement Supplement, and therefore is not incorporated by reference.

The information contained in this Proxy Statement Supplement speaks only as of the date indicated on the cover of this Proxy Statement Supplement unless the information specifically indicates that another date applies.

This Proxy Statement Supplement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this Proxy Statement Supplement. We also incorporate by reference into this Proxy Statement Supplement any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement Supplement and before the date of the Meeting.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Proxy Statement Supplement.

We undertake to provide without charge to each person to whom a copy of this Proxy Statement Supplement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this Proxy Statement Supplement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this Proxy Statement Supplement incorporates.

Requests for copies of our filings should be directed to our investor relations department at (631) 789-8228 or asiebert@hitechpharm.com or write to: Investor Relations, Hi-Tech Pharmacal Co., Inc., 369 Bayview Avenue, Amityville, NY 11701. Any such requests should be made at least five (5) business days before the date of the Meeting in order to receive them before the Meeting.

If you need assistance in completing your proxy card, need directions to the Meeting or have questions regarding the Meeting, please contact our investor relations department at (631) 789-8228 or asiebert@hitechpharm.com or write to: Investor Relations, Hi-Tech Pharmacal Co., Inc., 369 Bayview Avenue, Amityville, NY 11701.

The Proxy Statement (and this Proxy Statement Supplement) does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction.

You should rely only on the information contained in the Proxy Statement and in this Proxy Statement Supplement. We have not authorized anyone to provide you with information that is different from what is contained in the Proxy Statement or in this Proxy Statement Supplement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in the Proxy Statement does not extend to you. You should not assume that the information contained in this Proxy Statement Supplement is accurate as of any date other than the date of this Proxy Statement Supplement, unless the information specifically indicates that another date applies. The mailing of this Proxy Statement Supplement to our stockholders does not create any implication to the contrary.

SUBMISSION OF PROXIES

The Board continues to unanimously recommend that you vote

•	“FOR” adoption of the Merger Agreement and approval of the transactions contemplated by the Merger Agreement, including the Merger;

•	“FOR” the non-binding proposal regarding certain Merger-related executive compensation arrangements;

•	“FOR” the proposal to adjourn the Meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes at the time of the Meeting to adopt the Merger Agreement;

•	“FOR” the election of each nominee for director;

•	“FOR” the ratification of EisnerAmper LLP as our independent registered public accounting firm; and

•	“FOR” the non-binding proposal regarding certain compensation for our Named Executive Officers.

Your vote is very important. The Merger cannot be completed unless the Merger Agreement is adopted by stockholders holding at least a majority of the outstanding shares of Common Stock at the close of business on November 7, 2013, the Record Date. Please note that failing to vote has the same effect as a vote against the adoption of the Merger Agreement and approval of the Merger. More information about the Merger is contained in the Proxy Statement and a copy of the Merger Agreement is attached thereto as Annex A. We encourage you to read the entire Proxy Statement, this Proxy Statement Supplement and the Merger Agreement carefully. The affirmative vote of a plurality of the votes cast, in person or by proxy, is required to elect each nominee to the Board. The proposals other than with respect to the adoption of the Merger Agreement and approval of the Merger and for the election of nominees to the Board will require the affirmative vote of a majority of the shares present and entitled to vote at the Meeting.

Regardless of the number of shares of Common Stock you own, your vote is important. Whether or not you plan to attend the Meeting, please take the time to submit a proxy (via mail, telephone or Internet) by following the instructions on your proxy card as soon as possible. If your shares of Common Stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you should instruct your broker, dealer, commercial bank, trust company or other nominee how to vote in accordance with the voting instruction form furnished by your broker, dealer, commercial bank, trust company or other nominee.

With respect to the steps to be taken to vote your shares:

•	If you have already voted, you are not required to take any further action.

•	If you have already voted but wish to change your vote, you may still do so. If you hold your shares through a broker, bank, or other nominee, you have the right to change or revoke your proxy at any time before the vote is taken at the Meeting by following the directions received from your broker, bank or other nominee to change those instructions. If you hold your shares in your name as a stockholder of record, you have the right to change or revoke your proxy at any time before the vote is taken at the Meeting by either (i) giving written notice of revocation to our Inspector of Elections, c/o Georgeson Inc., 480 Washington Boulevard., 26th Floor, Jersey City, NJ 07310, (ii) attending the Meeting and voting in person (your attendance at the Meeting will not, by itself, change or revoke your proxy — you must vote in person at the Meeting to change or revoke a prior proxy), (iii) submitting a later-dated proxy card or (iv) submitting a proxy again at a later time by telephone or Internet prior to the time at which the telephone and Internet proxy facilities close by following the procedures applicable to those methods of submitting a proxy.

•	If you have not yet voted your shares, EVEN IF YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO EITHER SUBMIT A PROXY FOR YOUR SHARES ELECTRONICALLY ON THE INTERNET, BY TELEPHONE OR BY COMPLETING, SIGNING AND RETURNING THE PROXY CARD AS SOON AS POSSIBLE.

We appreciate your continuing support of the Company and urge you to support the Merger.

David S. Seltzer

Chairman, President, Chief Executive Officer,

Secretary and Treasurer

Dated: November 26, 2013